As filed with the Securities and Exchange Commission on April 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REIN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	13-4196017
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

12407 N. Mopac Expy., Suite 250 #390

Austin, Texas 78758

(737) 802-1989

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Windsor, Ph.D.

President and Chief Executive Officer

12407 N. Mopac Expy., Suite 250 #390

Austin, Texas 78758

(737) 802-1989

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel K. Donahue, Esq. Greenberg Traurig, LLP 18565 Jamboree Road, Suite 500 Irvine, California 92612 (949) 732-6557	Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 28, 2026

REIN THERAPEUTICS, INC.

30,000,000 Shares of Common Stock

We are selling 30,000,000 shares of our common stock at an assumed public offering price of $1.66 per share, the last reported sale price of our common stock as reported on The Nasdaq Capital Market on April 24, 2026. The actual public offering price per share of common stock will be determined between us and the underwriters at the time of pricing and may be at a discount to this assumed offering price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Our common stock is listed on the Nasdaq Capital Market under the symbol “RNTX.” On April 24, 2026, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.66 per share.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully review and consider all of the information set forth in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under “Risk Factors” beginning on page 5 of this prospectus and the risk factors incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)

Does not include the reimbursement of certain expenses of the underwriters we have agreed to pay. Please see “Underwriting” beginning on page 20 for additional information regarding the total compensation to be received by the underwriters.

We have granted the underwriters a 45-day option to purchase up to an additional 4,500,000 shares of common stock from us at the public offering price, less underwriting discounts and commissions. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable will be $    and the total proceeds to us, before expenses, will be $     .

The underwriters expect to deliver the shares on or about     , 2026.

Konik Capital Partners

a division of T.R. Winston & Co

The date of this prospectus is    , 2026.

i

ABOUT THIS PROSPECTUS

This prospectus, including information incorporated by reference herein, is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. This prospectus provides you with a general description of our Company and the securities offered by us.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus, including information incorporated by reference herein, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus and the related exhibits filed with the SEC, together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on this prospectus, the information incorporated by reference herein and the registration statement. Neither we nor the underwriters have authorized anyone else to provide you with different or additional information other than this prospectus or information incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our common stock are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus, or incorporated by reference, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.

Overview

We are a clinical stage biopharmaceutical company focused on developing novel therapies for the treatment of orphan pulmonary and fibrosis indications with no approved or limited effective treatments. We currently have two product candidates in clinical development, LTI-03 and LTI-01, and multiple candidates in preclinical development focused on fibrosis indications. Our lead product candidate is LTI-03, a peptide for which we conducted a Phase 1b dose-ranging, placebo-controlled safety, tolerability, and pharmacodynamic biomarker activity trial in development for the treatment of Idiopathic Pulmonary Fibrosis that has demonstrated the ability in both preclinical studies and clinical trials to protect healthy lung epithelial cells and reduce pro-fibrotic signaling. Our second product candidate is LTI-01, a proenzyme that completed a Phase 2a dose-ranging, placebo-controlled trial and a Phase 1b safety, tolerability and proof of mechanism trial in loculated pleural effusion patients, an indication that has no approved drug treatment. In June 2024, we decided to temporarily delay clinical development of LTI-01 in an effort to focus our resources on clinical development of LTI-03 and until additional funds are raised. In the fourth quarter of 2025, we decided to pause development activities related to LTI-01, preclinical programs targeting cystic fibrosis and a peptide program focused on the Cav1 protein for an indefinite period.

In May 2025, we initiated screening and recruitment of patients in the RENEW Phase 2 clinical trial of LTI-03. We intend to conduct patient recruitment across multiple U.S. clinical sites. The RENEW trial is a Phase 2 multi-center, randomized, double-blind, placebo-controlled study evaluating the safety, tolerability, and efficacy of LTI-03 patients with IPF. In addition, the trial is designed to assess the activity of inhaled dry powder LTI-03 across multiple biomarkers and to measure lung function and the potential for healthy tissue regeneration. The trial is designed to enroll approximately 120 patients diagnosed with IPF within 5 years of screening, who may be receiving standard of care antifibrotic therapy, across up to 50 sites globally, including sites in the United States, United Kingdom, Germany, Austria and Poland. Patients will be randomized into two blinded placebo-controlled cohorts that will run concurrently. Patients in the low dose cohort will receive 2.5 mg of either LTI-03 or placebo administered twice daily, or BID, for a total dose of 5 mg/day, while participants in the high dose cohort will receive 5 mg BID for a total dose of 10 mg/day. The primary endpoint is the incidence of treatment-emergent adverse events from Day 1 through Week 24. The key secondary endpoint is the efficacy of LTI-03 measured through forced vital capacity, percent predicted FVC and high-resolution computer tomography, in collaboration with Qureight Ltd. Patients will undergo a 28-day screening period prior to being randomized and entering the 24-week treatment period, with a four-week follow-up.

In August 2025, the UK Medicines and Healthcare products Regulatory Agency authorized us to initiate the RENEW trial in the UK. In October 2025, received authorization from the European Medicines Agency to initiate the Phase 2 “RENEW” clinical trial of LTI-03 in Germany and Poland. The RENEW trial is expected to enroll up to 120 patients worldwide, evaluating two dose groups of LTI-03 against a placebo. The primary objective of the trial is to assess safety and tolerability over 24 weeks of treatment. Secondary endpoints will include measures of lung function and imaging-based assessments of fibrosis progression. We resumed patient recruitment in the U.S. in February 2026, and continue site start up across approximately 20 U.S. clinical sites located in Alabama, California, Colorado, Connecticut, Florida, Indiana, Kansas, Massachusetts, Michigan, Missouri, North Carolina, New York, Ohio, South Carolina, and Texas. The U.S. enrollment complements our broader global RENEW study, which includes approximately 30 additional sites in the UK, Germany, Poland, and Australia. The trial is designed to evaluate the safety, tolerability, and efficacy of LTI-03 in up to 120 patients with IPF. Key secondary endpoints include changes in lung function (FVC) and imaging-based measures of fibrosis progression. In March 2026, we dosed our first patient in the RENEW Phase 2 program. Initial interim topline data on some proportion of patients is expected in the fourth quarter of 2026.

Recent Developments

In January 2026, we received orphan drug designation from the European Medicines Agency for LTI-03, our lead drug candidate aimed at preserving lung function in patients with idiopathic pulmonary fibrosis.

In January and February 2026, we entered into separate securities purchase agreements (the “Purchase Agreements”) with three institutional investors pursuant to which we issued and sold to the investors, in a private placement, unsecured promissory notes in the aggregate original principal amount of $5.375 million (the “Notes”). Pursuant to the Purchase Agreements, we issued and sold the Notes to the investors for the aggregate purchase price of $4.3 million, inclusive of an original issue discount of 20%.

The Notes have a stated maturity date of the earlier of (i) the date of the closing of the next issuance and sale of our securities, in a single transaction or series of related transactions, to investors resulting in gross proceeds to us of at least $10 million (exclusive of the Note proceeds) or (ii) June 30, 2026. Our obligations under the Notes are unsecured. There is no interest payable under the Notes other than the 20% original issue discount. The Purchase Agreements contained representations, warranties, covenants and other terms customary for agreements of such nature. The Notes will be due and payable upon the close of this offering.

Corporate Information

We were incorporated under the laws of the State of Delaware on August 6, 2001 under the name Renegade Therapeutics, Inc. We changed our name to Aileron Therapeutics, Inc. in February 2007. On October 31, 2023, we acquired Lung Therapeutics, Inc., or Lung, pursuant to an Agreement and Plan of Merger, after which time Lung became our wholly-owned subsidiary. On January 10, 2025, we changed our name to Rein Therapeutics, Inc., and changed our trading symbol from “ALRN” to “RNTX”, effective January 13, 2025. Our principal executive office is located at 12407 N. Mopac Expy., Suite 250 #390, Austin, Texas 78758, and our telephone number is (737) 802-1989. Our website address is http://www.reintx.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Rein and other trademarks or service marks of Rein appearing in this prospectus are the property of Rein. The other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 26, 2026, as described in the section entitled “Incorporation by Reference” in this prospectus.

THE OFFERING

The following is a brief summary of some of the terms of this offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this. For a more complete description of the terms of our common stock, see “Description of Capital Stock.”

Common stock offered by us	30,000,000 shares of our common stock (34,500,000 shares if the underwriters exercise their over-allotment option in full).

Offering price	$ per share of common stock.

Common stock to be outstanding after this offering	58,039,032 shares (62,539,032 shares if the underwriters exercise their over-allotment option in full).

Option to purchase additional shares	We have granted the underwriters a 45-day option to purchase up to additional shares of common stock from us at the public offering price, less underwriting discounts and commissions.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ (or approximately $ if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. We expect to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” for additional information.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully consider the information under “Risk Factors” in this prospectus and the other risks identified in the documents included or incorporated by reference in this prospectus before deciding to invest in our common stock.

Lock-up	Pursuant to the underwriting agreement, we have agreed, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock for a period of up to 120 days from the close of this offering. See “Underwriting” for more information.

NASDAQ Stock

Market symbol	“RNTX.”

The number of shares of common stock to be outstanding is based on 28,039,032 shares of common stock outstanding as of March 31, 2026 and excludes:

•	12,232,000 shares of our common stock issuable upon conversion of 12,232 shares of Series X Preferred Stock outstanding as of March 31, 2026;

•

6,621,839 shares of our common stock reserved for issuance upon exercise of outstanding warrants, which consist of (i) 726,437 warrants, with an exercise price of $5.66, which expire on May 20, 2029, which were issued in October 2023, (ii) 255,000 warrants, with an exercise price of $4.89 per share, which expire on May 2, 2027, which were issued in November 2023, (iii) 3,388,707 warrants, with an exercise price of $4.68 per share, which expire on May 3, 2027, which were issued in May 2024; (iv) 1,939,000 warrants, with an exercise price of $0.001 per share, which were issued in April 2025; and (v) 312,695 warrants, with an exercise price of $0.001 per share, which were issued in April 2025;

•	3,143,997 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2026, at a weighted average exercise price of $5.21 per share;

•	2,106,194 additional shares of our common stock available for future issuance as of March 31, 2026 under our 2021 Stock Incentive Plan, as amended, or the 2021 Plan; and

•	7,500 shares of our common stock available for future issuance as of March 31, 2026 under our 2017 Employee Stock Purchase Plan.

Unless otherwise indicated, all information in this prospectus assumes (i) no exercise of the outstanding options and warrants or and no conversion of outstanding Series X Preferred Stock, in each case as described above and (ii) no exercise by the underwriters of their option to purchase up to an additional 4,500,000 shares of common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks below and the risk and uncertainties described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference in this prospectus, including our audited financial statements and the related notes, before you decide whether to purchase our common stock. If any of such risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to this Offering

Risks Related to this Offering and Our Common Stock

Because the public offering price of our common stock offered hereby is substantially higher than the net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The public offering price per share of common stock in this offering is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial dilution of approximately $1.01 per share, representing the difference between the assumed public offering price per share of common stock and our as adjusted net tangible book value as of December 31, 2025. In addition, if our outstanding options or warrants are exercised, you could experience further dilution. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares of our common stock in this offering.

As an investor, you may lose all of your investment.

Investing in our common stock involves a high degree of risk. As an investor, you may never recoup all, or even part, of your investment and you may never realize any return on your investment. You must be prepared to lose all of your investment.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” for additional information. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We will need additional financing following this offering to execute our business plan and fund operations, which additional financing may not be available on reasonable terms, or at all.

As of December 31, 2025, we had approximately $3.2 million in cash and a working capital deficit of approximately $1.9 million. We believe that the net proceeds of this offering, plus our cash on-hand as of the date of this prospectus, is sufficient to fund our proposed operating plan through at least April 2027.

We have incurred and expect to continue to incur significant costs in the development and clinical study of our lead product candidate, LTI-03, and other product candidates. Our audited consolidated financial statements have been prepared assuming that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business; however, our current liabilities exceeded our current assets as of December 31, 2025. To date, we have not generated product revenues from our activities and have incurred substantial operating losses. We expect that we will continue to generate substantial operating losses for the foreseeable future until we are able to complete development and potentially receive approval of one or more of our product candidates. We expect to continue to fund our operations primarily through utilization of our current financial resources and we will require additional funding of capital in the near term.

We will consider alternatives to our current business plan that may enable us to achieve revenue producing operations and meaningful commercial success with a smaller amount of capital. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose your entire investment. Obtaining additional financing contains risks, including:

•	additional equity financing may not be available to us on satisfactory terms and any equity we are able to issue could lead to dilution for current stockholders;

•	loans or other debt instruments may have unfavorable terms and/or conditions, such as interest rate, restrictive covenants and control or revocation provisions;

•	the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain adequate debt financing; and

•	if we fail to obtain required additional financing to grow our business, we may need to seek bankruptcy protection in the near term.

Future sales of our common stock, or the perception that such future sales may occur, may cause our stock price to decline.

We have entered into an At the Market Offering Agreement, dated May 15, 2025, with H.C. Wainwright & Co., LLC, or HCW, pursuant to which we may sell from time to time up to $8.1 million of our common stock through or to HCW. The shares of our common stock issuable by us pursuant to the ATM facility are subject to a registration statement that allows for the sale of the registered shares into the public market. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act.

The market price of our shares is subject to fluctuation and volatility.

You could lose all or part of your investment. The market price of our common stock is subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	results of our clinical trials and preclinical studies, and the results of trials of our competitors or those of other companies in our market sector;

•

our ability to obtain and maintain regulatory approval of LTI-03 or any other product candidates or additional indications thereof, or limitations to specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•

announcements concerning the progress and results of our clinical trials, our ability to potentially obtain regulatory approval for and commercialize LTI-03 or any other product candidates, including any requests we receive from the FDA for additional studies or data that result in delays in potentially obtaining regulatory approval or potentially launching LTI-03 or any other product candidates, if approved;

•	market conditions in the pharmaceutical and biotechnology sectors or the economy as a whole;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	price and volume fluctuations in the overall stock market;

•	our ability to enroll patients in future clinical studies;

•	the failure of LTI-03 or any other product candidates, if approved, to achieve commercial success;

•	achievement of expected product sales and profitability;

•	announcements of the introduction of new products by us or our competitors;

•	developments concerning product development results or intellectual property rights of others;

•	litigation or public concern about the safety of LTI-03 or any other product candidates;

•	actual fluctuations in our quarterly operating results, and concerns by investors that such fluctuations may occur in the future;

•	deviations in our operating results from the estimates of securities analysts or other analyst comments;

•	additions or departures of key personnel;

•	sales of our common stock by us pursuant to our current ATM facility with HCW;

•	healthcare reform legislation, including measures directed at controlling the pricing of pharmaceutical products, and third-party coverage and reimbursement policies;

•	developments concerning current or future strategic collaborations; and

•	discussion of us or our stock price by the financial and scientific press and in online investor communities.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors, and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our plans to develop and commercialize LTI-03, including the potential benefits thereof;

•	our ability to secure sufficient additional capital in the near term or implement other strategies needed to alleviate our current substantial doubt about our ability to continue as a going concern;

•	our expectations regarding our ability to fund our operating expenses, our planned activities, and capital expenditure requirements with our cash, cash equivalents and investments

•	our Phase 2 clinical trial of LTI-03 and our ability to re-start and complete such clinical trial, subject to obtaining additional funding;

•	our decision to further delay clinical development of LTI-01 for an undetermined period of time until additional funds are raised;

•	our unproven approach to drug research and development in the area of fibrotic diseases, with a focus on Caveolin-1, or Cav1, related peptides, and our ability to develop marketable products;

•

our future clinical trials for LTI-03, whether conducted by us or by any future collaborators, including our ability to enroll patients in our clinical trials, the timing of initiation of these trials and of the anticipated results;

•	the success of our remediation efforts related to the material weaknesses identified in our internal controls over financial reporting;

•	the timing of and our ability to obtain and maintain marketing approvals for LTI-03;

•	the rate and degree of market acceptance and clinical utility of any products for which we receive marketing approval;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our intellectual property position and strategy, and our ability to obtain, maintain and enforce intellectual property rights for our platform and development candidates;

•	our ability to identify additional product candidates with significant commercial potential;

•	our plans to enter into collaborations for the development and commercialization of LTI-03, LTI-01 and any additional future product candidates;

•	our reliance on third-party manufacturing and supply vendors and contract research organizations, or CROs;

•	potential benefits of any future collaboration;

•	developments relating to our competitors and our industry;

•	the impact of general economic conditions, including inflation and the imposition of new or revised tariffs or other trade restrictions;

•	the impact of government laws and regulations; and

•	the use of proceeds from this offering.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $      (or approximately $    if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for working capital and general corporate purposes, including the repayment of $5.375 million under our Notes issued in January and February 2026. This represents our best estimate of the manner in which we will use the net proceeds we receive from this offering based upon the current status of our business, but we have not reserved or allocated amounts for specific purposes and we cannot specify with certainty how or when we will use any of the net proceeds. The amounts and timing of our actual use of the net proceeds from this offering will vary depending on numerous factors, including the factors described under “Risk Factors” located elsewhere in this prospectus or in the information incorporated by reference herein. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our restated certificate of incorporation, as amended, or certificate of incorporation, and our amended and restated by-laws, or by-laws, each as amended from time to time, in their entirety for a complete description of the rights and preferences of our capital stock.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. As of March 31, 2026, there are 28,039,032 shares of common stock issued and outstanding.

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Any matter other than the election of directors to be voted upon by the stockholders will be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter, except when a different vote is required by law, our certificate of incorporation or our by-laws.

Record Holders. As of March 31, 2026, our outstanding shares of common stock were held of record by 115 stockholders.

Dividends. Holders of our common stock are entitled to receive proportionately any dividends as may be declared and paid on our common stock from funds lawfully available therefore as and when determined by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Outstanding shares of our common stock are non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share, of which 24,847 shares have been designated as Series X Non-Voting Convertible Preferred Stock, par value $0.001 per share, or the Series X Preferred Stock.

Series X Preferred Stock

The rights, preferences and privileges of the Series X Preferred Stock are summarized below. A more complete description of the Series X Preferred Stock is set forth in the Certificate of Designation of Series X Non-Voting Convertible Preferred Stock, or Certificate of Designation.

Conversion. Each share of Series X Preferred Stock outstanding is convertible at any time at the option of the holder into 1,000 shares of common stock, subject to certain beneficial ownership limitations, including that a holder of Series X Preferred Stock is prohibited from converting shares of Series X Preferred Stock into shares of common stock if, as a result of such conversion, such holder (together with its affiliates and any other persons acting as a group together with the holder or any of its affiliates) would beneficially own more than a specified percentage (to be initially set at 19.99% and thereafter adjusted by the holder to a number not to exceed 19.99%) of the total number of shares of common stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. Except as otherwise required by law, the Series X Preferred Stock does not have voting rights. However, as long as any shares of Series X Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series X Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series X Preferred Stock or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, our certificate of incorporation or by-laws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series X Preferred Stock, (ii) issue further shares of Series X Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series X Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

Dividends. Holders of Series X Preferred Stock are entitled to receive dividends on shares of Series X Preferred Stock equal, on an as-converted-to-common-stock basis, and in the same form as dividends actually paid on shares of the common stock.

Liquidation and Dissolution. The Series X Preferred Stock ranks on parity with common stock upon any such liquidation, dissolution or winding-up.

Undesignated Preferred Stock

Subject to limitations prescribed by Delaware law and the rights of the Series X Preferred Stock, our board of directors may issue preferred stock in one or more series, establish from time to time the number of shares to be included in each series, and determine for each such series of preferred stock the voting powers, designations, preferences, and special rights, qualifications, limitations, or restrictions as permitted by law, in each case without further vote of action by our stockholders. Our board of directors may also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any additional shares of preferred stock.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and By-laws and Delaware General Corporation Law

Provisions of our certificate of incorporation and by-laws and applicable provisions of Delaware law may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests.

The provisions in our certificate of incorporation and by-laws:

•	divide our board of directors into three classes with staggered three-year terms;

•	do not provide for cumulative voting rights;

•	establish an advance notice procedure for stockholders’ proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•

provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors; and

•	provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

In addition, Section 203 of the Delaware General Corporation Law may limit our ability to engage in any business combination with a person who beneficially owns 15% or more of our outstanding voting stock unless certain conditions are satisfied. This restriction lasts for a period of three years following the share acquisition. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Exclusive Forum Selection

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to our company or stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or by-laws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine. These choice of forum provisions will not apply to claims arising under the Securities Act, the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Although our certificate of incorporation contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Listing on The Nasdaq Capital Market

Our common stock is listed on The Nasdaq Capital Market under the symbol “RNTX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

•	on an actual basis;

•

on a pro forma basis to give effect to our sale of unsecured promissory notes in the aggregate original principal amount of $5.375 million (the “Notes”) in January and February 2026 and our receipt of the aggregate purchase price of $4.3 million; and

•

on a pro forma as adjusted basis to reflect, in addition, our sale of 30,000,000 shares of common stock in this offering at the assumed public offering price of $1.66 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and our repayment of Notes.

You should read the information in this table together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2025 Annual Report.

	As of December 31, 2025 (in thousands)
	Actual	Pro Forma[1]	Pro Forma As Adjusted[2]
Cash and cash equivalents	$3,215	$7,515	$48,085
Unsecured promissory notes	—	5,375	—
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at December 31, 2025; 24,610 shares issued and 12,232 shares outstanding at December 31, 2025, pro forma and pro forma as adjusted	45,005	45,005	45,005
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 27,550,222 shares issued and outstanding, actual; 27,550,222 shares issued and outstanding, pro forma; 57,550,222 shares issued and outstanding, pro forma as adjusted	113	113	143
Additional paid-in capital	373,133	373,133	419,048
Accumulated other comprehensive loss	(62)	(62)	(62)
Accumulated deficit	(401,271)	(401,271)	(401,271)
Total convertible preferred stock and stockholders’ equity	16,918	16,918	62,863
Total capitalization	$16,918	$22,293	$62,863

The number of shares of our common stock expected to be outstanding after this offering is based on 27,550,222 shares of common stock outstanding as of December 31, 2025, and excludes the following:

•	12,232,000 shares of our common stock issuable upon conversion of 12,232 shares of Series X Preferred Stock outstanding as of December 31, 2025;

•	6,621,839 shares of our common stock reserved for issuance upon exercise of outstanding warrants, which consist of (i) 726,437 warrants, with an exercise price of $5.66, which expire on May 20, 2029,

[1]	The pro forma column gives effect to our sale of the Notes in the aggregate principal amount of $5.375 million and our receipt of the aggregate purchase price of $4.3 million.
[2]

The pro forma as adjusted column gives effect to our sale of 30,000,000 shares of common stock in this offering at the assumed public offering price of $1.66 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and our repayment of Notes which were issued in October 2023, (ii) 255,000 warrants, with an exercise price of $4.89 per share, which expire on May 2, 2027, which were issued in November 2023, (iii) 3,388,707 warrants, with an exercise price of $4.68 per share, which expire on May 3, 2027, which were issued in May 2024; (iv) 1,939,000 warrants, with an exercise price of $0.001 per share, which were issued in April 2025; and (v) 312,695 warrants, with an exercise price of $0.001 per share, which were issued in April 2025;

•	3,143,997 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2025, at a weighted average exercise price of $5.21 per share;

•	1,914,194 additional shares of our common stock available for future issuance as of December 31, 2025 under our 2021 Stock Incentive Plan, as amended, or the 2021 Plan; and

•	7,500 shares of our common stock available for future issuance as of December 31, 2025 under our 2017 Employee Stock Purchase Plan.

The above illustration of dilution per share to investors participating in this offering assumes (i) no exercise of the outstanding options and warrants and no conversion of outstanding Series X Preferred Stock, in each case as described above and (ii) no exercise by the underwriter of its option to purchase up to an additional shares of common stock. The exercise of outstanding options or warrants, or conversion of Series X Preferred Stock, having an exercise or conversion price less than the offering price would increase dilution to investors participating in this offering. To the extent that additional capital is raised through our sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DILUTION

If you invest in our common stock, you will experience immediate dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock after this offering. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding.

Our net tangible book (deficit) as of December 31, 2025 was approximately $(2.91) million, or approximately $(0.11) per share. Net tangible book deficit is determined by subtracting our total liabilities from our total tangible assets, and net tangible book deficit per share is determined by dividing our net tangible book deficit by the number of outstanding shares of our common stock. After giving effect to the sale of 30,000,000 shares of our common stock in this offering at the assumed public offering price of $1.66 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on April 24, 2026, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and after giving effect to the repayment of $5.375 million under the 2026 Notes, our adjusted net tangible book value as of December 31, 2025 would have been approximately $37.66 million, or approximately $0.65 per share. This represents an immediate increase in net tangible book value of approximately $0.76 per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $1.01 per share to investors participating in this offering. The following table illustrates this calculation on a per share basis:

Assumed public offering price per share of common stock		$1.66
Net tangible book (deficit) per share as of December 31, 2025	$(0.11)
Increase in net tangible book value per share attributable to investors participating in this offering	0.76
Adjusted net tangible book value per share after giving effect to this offering		0.65

Dilution per share to investors participating in this offering		$1.01

If the underwriters exercise their option in full to purchase an additional 4,500,000 shares of common stock at the public offering price of $1.66 per share, our adjusted net tangible book value as of December 31, 2025, after giving effect to this offering, would have been approximately $0.72 per share, representing an increase in net tangible book value of approximately $0.83 per share to existing stockholders and immediate dilution in net tangible book value of approximately $0.94 per share to investors participating in this offering.

The number of shares of our common stock expected to be outstanding after this offering is based on 27,550,222 shares of common stock outstanding as of December 31, 2025, and excludes the following:

•	12,232,000 shares of our common stock issuable upon conversion of 12,232 shares of Series X Preferred Stock outstanding as of December 31, 2025;

•

6,621,839 shares of our common stock reserved for issuance upon exercise of outstanding warrants, which consist of (i) 726,437 warrants, with an exercise price of $5.66, which expire on May 20, 2029, which were issued in October 2023, (ii) 255,000 warrants, with an exercise price of $4.89 per share, which expire on May 2, 2027, which were issued in November 2023, (iii) 3,388,707 warrants, with an exercise price of $4.68 per share, which expire on May 3, 2027, which were issued in May 2024; (iv) 1,939,000 warrants, with an exercise price of $0.001 per share, which were issued in April 2025; and (v) 312,695 warrants, with an exercise price of $0.001 per share, which were issued in April 2025;

•	3,143,997 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2025, at a weighted average exercise price of $5.21 per share;

•	1,914,194 additional shares of our common stock available for future issuance as of December 31, 2025 under our 2021 Stock Incentive Plan, as amended, or the 2021 Plan; and

•	7,500 shares of our common stock available for future issuance as of December 31, 2025 under our 2017 Employee Stock Purchase Plan.

The above illustration of dilution per share to investors participating in this offering assumes (i) no exercise of the outstanding options and warrants and no conversion of outstanding Series X Preferred Stock, in each case as described above and (ii) no exercise by the underwriters of their option to purchase up to an additional 4,500,000 shares of common stock. The exercise of outstanding options or warrants, or conversion of Series X Preferred Stock, having an exercise or conversion price less than the offering price would increase dilution to investors participating in this offering. To the extent that additional capital is raised through our sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our shares of common stock as of March 31, 2026 by:

•	each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

•	each of our directors and executive officers; and

•	all directors and executive officers as a group.

The beneficial ownership of each person was calculated based on 28,039,032 shares of common stock issued and outstanding as of March 31, 2026. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of March 31, 2026, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness. Two or more persons might count as beneficial owners of the same share. Except as otherwise set forth below, the address of the beneficial owner is c/o Rein Therapeutics, Inc., 12407 N. Mopac Expy., Suite 250 #390, Austin, Texas 78758.

Name of Director or Executive Officer	Number of Shares	Percentage Owned Prior to Offering	Percentage Owned After Offering
Brian Windsor, Ph.D.	1,057,691	3.6%	1.8%
Timothy M. Cunningham	—	—	—
Josef H. von Rickenbach	49,850	*	*
Reinhard J. Ambros, Ph.D.	52,600	*	*
William C. Fairey	58,195	*	*
Alan A. Musso	58,195	*	*
Directors and executive officers, as a group	1,276,531	4.4%	2.2%

*	Less than 1%.

Name and Address of 5% + Holders	Number of Shares	Percentage Owned Prior to Offering	Percentage Owned After Offering
Bios Entities(1) 1751 River Run, Suite 400 Fort Worth, Texas 76107	1,994,866	7.1%	3.4%
Voss Capital, LP 3773 Richmond, Suite 850 Houston, Texas 77046	4,468,969	15.9%	7.7%

(1)

Beneficial ownership of the entities affiliated with Bios Partners (the “Bios Entities”) consists of (i) 624 shares of common stock held by Bios Equity Partners, LP; (ii) 110,039 shares of common stock held by Bios Fund I QP, LP; (iii) 188,293 shares of common stock held by Bios Fund I, LP; (iv) 19,274 shares of common stock held by Bios Fund II NT, LP; (v) 143,991 shares of common stock held by Bios Fund II QP, LP; (vi) 44,201 shares of common stock held by Bios Fund II, LP; (vii) 474,105 shares of common stock held by Bios LTI Co-Invest III QP, LP; (viii) 462,731 shares of common stock held by Bios LTI Co-Invest III, LP; (ix) 170,117 shares of common stock held by Bios LTI SPV II, LP; (x) 224,000 shares of common stock held by Bios Clinical Opportunity Fund, LP; (xi) 18,000 shares of common stock held by Bios Fund III NT, LP; (xii) 110,000 shares of common stock held by Bios Fund III QP, LP; (xiii) 17,000 shares of common stock held by Bios Fund III, LP; (xiv) 2,823 shares of common stock and 2,274 shares of common stock issuable upon the exercise of options exercisable as of March 31, 2026 held by Aaron Fletcher; (xv) 644 shares of common stock held by The Aaron Fletcher Trust u/a/d May 17, 2016; (xvi) 644 shares of common stock held by The Holly Fletcher Trust u/a/d May 17, 2016; and (xvii) 6,106 shares of common stock held by The Fucci Family Living Trust u/a/d May 17, 2016. As a result of the blocker provision set forth in the Certificate of Designation of Preferences, Rights and Limitations of the Series X Preferred Stock (the “Certificate of Designation”), the share numbers in the preceding sentence exclude an additional 12,232,000 shares of common stock issuable upon conversion of the Series X preferred stock held in the aggregate by the Bios Entities. The Certificate of Designation provides that any holder of Series X preferred stock will not have a right to convert, subject to certain exceptions, the Series X preferred stock for common stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of common stock then outstanding, subject to decrease upon written notice by the holder. The Bios Entities have provided such notice to decrease the beneficial ownership limitation to 9.99%. The reported share number also excludes additional 1,854,262 shares of common stock issuable upon exercise of warrants held in the aggregate by the Bios Entities, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to the Bios Entities.

UNDERWRITING

Konik Capital Partners, LLC, a division of T.R. Winston and Company (“Representative” or “Konik”) is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement, dated    , 2026, with Konik. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter named below and the underwriter named below have agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following number of shares of our common stock:

Underwriters	Number of Shares
Konik Capital Partners, LLC
Total

The underwriters are committed to purchasing all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of legal opinions, comfort letters and officer’s certificates.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the common stock offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the common stock to other securities dealers at such price less a concession of $    per share. After this offering, the public offering price and concession to dealers may be changed.

Discounts and Commissions. The following table shows the public offering price, underwriting discount, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount (7%) to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition, we have also agreed to pay all fees, disbursements and expenses (including but not limited to all representations) in connection with this offering, including, without limitation, our legal and accounting fees and disbursements, the costs of preparing, printing and delivering registration statements, prospectuses, and prospectus supplements and amendments, post-effective amendments and supplements thereto. In particular, we have agreed to pay at each of the closings of this offering (including the offering of shares sold through the exercise of the over-allotment option, if any), to the extent not paid at earlier closings of this offering, all expenses incident to the performance of our obligations under our engagement letter with the Representative, including, but not limited to: (1) all filing fees and communication expenses relating to the registration of the shares of common stock to be sold in this offering (including the over-allotment shares) with the SEC; (2) all Public Filing System filing fees associated with the review of this offering by FINRA; (3) all fees and expenses relating to the listing of the securities on the Nasdaq Stock Market, (4) all fees, expenses and disbursements relating to the registration, qualification or exemption of the offered common stock under the securities laws of such foreign jurisdictions as the Company and the Representative together determine; (5) the costs of all mailing and printing of the offering documents (including, without limitation, the underwriting agreement, and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriter’s questionnaire and power of attorney), registration statements, prospectuses and prospectus supplements, and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (6) the costs of preparing, printing and delivering certificates representing the securities; (7) fees and expenses of the transfer agent for the securities; and (8) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Representative;.

Additionally, we will reimburse the Representative for its reasonable accountable expenses including actual accountable road show expenses for this offering; reasonable fees of the underwriter’s counsel up to an amount of $150,000 (which maximum shall apply solely to such fees and disbursements of counsel and not to other fees and expenses); and background checks of our officers and directors.

We have paid a $30,000 expense advance to the Representative to be credited against the accountable expenses actually incurred by the Representative, which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). In no event will we be required to reimburse the Representative for its expenses in excess of $150,000.

We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $368,805.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this offering, permits the underwriters to purchase additional shares of common stock, representing 15% of the common stock sold in the offering, solely to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount.

Lock-Up Agreements

We, on behalf of ourself and any successor entity, have agreed that, without the prior written consent of the Representative, we will not, for a period of 120 days after this offering (or 60 days if the gross offering proceeds are less than $16 million), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, subject to customary exceptions for exercises or conversion of outstanding derivative securities and equity grants approved by our compensation committee; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock other than a Form S-8; (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank or sales of common stock under our existing at-the-market facility or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

In addition, we and all of our directors and executive officers have agreed that, for a period of one hundred (100) days after the date of the offering, subject to certain limited exceptions, not to directly or indirectly, without the prior written consent of the Representative, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

The prior sentence will not apply to (i) the shares to be sold pursuant to the underwriting agreement, (ii) any shares of common stock issued upon the exercise of an option or other security outstanding on the date of the offering, (iii) such issuances of options or grants of restricted stock or other equity-based awards under an existing Company equity incentive plans, as amended, and the issuance of shares issuable upon exercise of any such equity-based awards, (iv) the filing of registration statements on Form S-8, (v) the issuance of securities to affiliates and subsidiaries of the Company, and, (vi) the issuance of securities in connection with mergers, acquisitions, joint ventures, licensing arrangements or any other similar non-capital raising transactions.

The Representative, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, the Representative will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Underwriter Warrants

We have agreed to issue to the Representative or its designees warrants to purchase up to a total of 3% of the shares of common stock sold in this offering (including the shares sold through the exercise of the over-allotment option). Such warrants and underlying shares of common stock are included in this prospectus. The warrants are exercisable at $    per share (150% of the public offering price per share) for five (5) years from the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8)(A). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e). The Representative (or its permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the shares of common stock underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the commencement of sales of the offering. The warrants may be exercised as to all, or a lesser number of shares of common stock and will provide for cashless exercise for the underlying shares. Such warrants will provide for piggyback registration rights upon request, in certain cases. The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(D). The warrants will have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

•

Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

•

Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Offering Price Determination

The public offering price was negotiated between the underwriters and us. In determining the public offering price of our common stock, the underwriters considered:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies, as well as the recent market price of our common stock.

Indemnification

We have agreed to indemnify the underwriters, their affiliates and each person controlling an underwriter against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Discretionary Accounts

The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our securities on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Konik may in the future provide us and our affiliates with investment banking and financial advisory services for which Konik may in the future receive customary fees. Konik may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in the offering. The Representative may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the underwriters on the same basis as other allocations.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “RNTX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Greenberg Traurig, LLP, Irvine, California. Lucosky Brookman, LLP, Woodbridge, New Jersey, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements of Rein Therapeutics, Inc. as of December 31, 2025 and for the year ended December 31, 2025 have been audited by CBIZ CPAs PC, an independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to substantial doubt about the ability of Rein Therapeutics, Inc. to continue as a going concern as described in Note 1 to the financial statements), and are incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been so incorporated in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of Rein Therapeutics, Inc. as of December 31, 2024 and for the year ended December 31, 2024 have been audited by Marcum, LLP , an independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to substantial doubt about the ability of Rein Therapeutics, Inc. to continue as a going concern as described in Note 1 to the financial statements), and are incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been so incorporated in reliance on such report given upon such firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The Registration Statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025, filed with the SEC on April 27, 2026;

•	our Current Reports on Form 8-K, filed with the SEC on January 16, 2026, February 19, 2026 and March 2, 2026; and

•

the description of our common stock contained in our Registration Statement on Form  8-A filed on June 23, 2017, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on April 15, 2024, and including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Please direct requests to us at the following address:

Rein Therapeutics, Inc.

12407 N. Mopac Expy., Suite 250 #390

Austin, Texas 78758

(737) 802-1989

You may also access these filings on our website at www.reintx.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov.

REIN THERAPEUTICS, INC.

30,000,000 Shares of Common Stock

PRELIMINARY PROSPECTUS

Konik Capital Partners

a division of T.R. Winston & Co

   , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.

Item	Amount to be paid
SEC registration fee	$8,775
FINRA filing fee	10,030
Accounting fees and expenses	75,000
Legal fees and expenses	250,000
Miscellaneous fees and expenses	25,000
Total	$368,805

Item 14. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law, or the DGCL, our restated certificate of incorporation, as amended, or certificate of incorporation, and our amended and restated by laws, or by-laws.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that our certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) a director for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, or (iv) a director for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising from the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

Our board of directors has approved a form of indemnification agreement that has been executed by each of our directors and executive officers. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

Additionally, we maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

In January and February 2026, we issued and sold, in a private placement, unsecured promissory notes (“Notes”) in the original aggregate principal amount of $5,375,000 to three institutional investors. The Notes were sold for the aggregate purchase price of $4,300,000, inclusive of an original issue discount of 20%. The Notes have a stated maturity date of the earlier of (i) the date of the closing of the next issuance and sale of our securities, in a single transaction or series of related transactions, to investors resulting in gross proceeds to us of at least $10,000,000 (exclusive of the Note proceeds) or (ii) June 30, 2026. Our obligations under the Notes are unsecured. There is no interest payable under the Notes other than the 20% original issue discount.

On July 29, 2025, we issued 213,099 shares of our common stock to YA II PN, Ltd., or Yorkville, a Cayman Islands exempt limited partnership and an affiliate of Yorkville Advisors Global, LP, as consideration for its commitment to purchase shares of our common stock pursuant to the terms of a Standby Equity Purchase Agreement, dated July 29, 2025, entered into between us and Yorkville. We terminated the Standby Equity Purchase Agreement in December 2025.

On July 29, 2025, we entered into a Pre-Paid Advance Agreement with Yorkville pursuant to which we may request advances of up to an aggregate of $6,000,000 from Yorkville and, at any time that there is an outstanding advance, Yorkville may convert the advance into shares of our common stock to Yorkville. As of the date of this registration statement, we have requested advances in the aggregate principal amount of $3,000,000, of which Yorkville has converted principal and interest in the aggregate amount of $3,012,000 into 2,727,162 shares of our common stock. We terminated the Pre-Paid Advance Agreement in December 2025.

On April 21, 2025, we entered into privately negotiated letter agreements with certain holders of our outstanding warrants issued on November 2, 2023, or the PIPE Warrants, and May 1, 2024, or the Offering Warrants. Pursuant to these agreements, certain holders agreed to exercise the PIPE Warrants for an aggregate of 159,500 shares of our common stock and the Offering Warrants for an aggregate of 890,138 shares of our common stock. We received total gross proceeds of $1.7 million from the warrant exercises.

Separately, in April 2025, we entered into agreements with additional holders of the PIPE Warrants who agreed to surrender warrants representing an aggregate of 1,939,000 shares of common stock for cancellation. In exchange, these holders received pre-funded warrants exercisable for the same number of shares at an exercise price of $0.001 per share and paid $1.599 per pre-funded warrant in cash. We received total gross proceeds of $3.1 million from the warrant exchanges.

In addition, on April 21, 2025, an entity agreed to purchase additional pre-funded warrants to acquire 312,695 shares of common stock in a private placement at a price of $1.599 per share, resulting in total proceeds of $0.5 million.

On October 31, 2023, we acquired Lung Therapeutics, Inc., a Texas corporation (“Lung”), pursuant to an Agreement and Plan of Merger, dated October 31, 2023 (the “Merger Agreement”). Under the terms of the Merger Agreement, we issued to the stockholders of Lung 344,566 shares of our common stock and 20,141 shares of our Series X Preferred Stock.

Immediately following the closing of the Lung acquisition, on October 31, 2023, we conducted a private placement of our securities to a group of accredited investors, pursuant to which we sold an aggregate of 4,707 shares of Series X Preferred Stock and warrants to purchase up to an aggregate of 2,353,500 shares of our common stock for an aggregate purchase price of approximately $18.0 million.

The securities in the above transactions were offered and sold pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder, as transactions not involving a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the certificates and warrants issued in these transactions. All recipients had adequate access, through their relationships with us, to information about our Company. The sales of these securities were made without any general solicitation or advertising. There was no sales commission paid in connection with any of the transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in financial statements or the related notes.

Exhibit Index

		Incorporation by Reference
Exhibit Number	Description	Form	Date of Filing	Exhibit Number	Filed Herewith

1.1	Form of Underwriting Agreement between the Registrant and Konik Capital Partners, LLC				X

2.1#	Agreement and Plan of Merger, dated October 31, 2023, by and among Aileron Therapeutics, Inc., AT Merger Sub I, Inc., AT Merger Sub II, LLC and Lung Therapeutics, Inc.	8-K	10/31/2023	2.1

3.1	Restated Certificate of Incorporation of the Registrant, as amended	10-Q	8/11/2021	3.1

3.2	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, dated as of November 10, 2022	8-K	11/10/2022	3.1

3.3	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, dated as of February 28, 2024	10-K	4/15/2024	3.3

3.4	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant, dated as of January 10, 2025	8-K	1/10/2025	3.1

3.5	Amended and Restated By-laws of the Registrant	8-K	1/10/2025	3.2

4.1	Specimen stock certificate evidencing shares of common stock	S-1	6/19/2017	4.1

4.2	Description of Securities of the Registrant	10-K	4/15/2024	4.2

4.3	Certificate of Designation of Series X Non-Voting Convertible Preferred Stock	8-K	10/31/2023	3.1

4.4	Form of Warrant to Purchase Common Stock issued pursuant to the Stock and Warrant Purchase Agreement	8-K	10/31/2023	4.1

4.5	Form of Unsecured Promissory Note sold in January and February 2026	8-K	01/16/2026	4.1

5.1	Opinion of Greenberg Traurig, LLP				X

10.1*	2006 Stock Incentive Plan, as amended	S-1	6/2/2017	10.1

10.2*	Form of Incentive Stock Option Agreement under 2006 Stock Incentive Plan	S-1	6/2/2017	10.2

10.3*	Form of Nonstatutory Stock Option Agreement under 2006 Stock Incentive Plan	S-1	6/2/2017	10.3

10.4*	2016 Stock Incentive Plan	S-1	6/2/2017	10.4

10.5*	Form of Incentive Stock Option Agreement under 2016 Stock Incentive Plan	S-1	6/2/2017	10.5

10.6*	Form of Nonstatutory Stock Option Agreement under 2016 Stock Incentive Plan	S-1	6/2/2017	10.6

10.7*	2017 Stock Incentive Plan	S-1	6/19/2017	10.8

10.8*	Form of Incentive Stock Option Agreement under 2017 Stock Incentive Plan	S-1	6/19/2017	10.9

		Incorporation by Reference
Exhibit Number	Description	Form	Date of Filing	Exhibit Number	Filed Herewith

10.9*	Form of Nonstatutory Stock Option Agreement under 2017 Stock Incentive Plan	S-1	6/19/2017	10.10

10.10*	2017 Employee Stock Purchase Plan	S-1	6/19/2017	10.11

10.11*	Aileron Therapeutics, Inc. 2021 Stock Incentive Plan, as amended	10-K	4/15/2024	10.11

10.12*	Form of Stock Option Agreement under 2021 Stock Incentive Plan	10-K	3/20/2023	10.12

10.13*	Form of Restricted Stock Unit Agreement under 2021 Stock Incentive Plan	10-K	3/20/2023	10.13

10.14	Form of Director and Officer Indemnification Agreement	S-1	6/19/2017	10.12

10.15*	Amended and Restated Employment Agreement, dated as of September 6, 2018, between the Registrant and Manuel C. Alves Aivado, M.D., Ph.D.	10-Q	11/7/2018	10.2

10.16*	Severance Agreement, dated as of September 6, 2018, between the Registrant and Manuel C. Alves Aivado, M.D., Ph.D.	10-Q	11/7/2018	10.3

10.17	Form of Warrant to Purchase Common Stock	8-K	4/1/2019	10.3

10.18	Registration Rights Agreement, dated as of September 21, 2020, by and between the Registrant and the Selling Stockholder Capital Fund, LLC	8-K	9/22/2020	10.2

10.19	Equity Distribution Agreement, dated July 26, 2024, by and between Aileron Therapeutics, Inc. and Citizens JMP Securities, LLC	8-K	7/26/2024	1.1

10.20*	Consulting Agreement, dated as of April 15, 2023, between the Registrant and D. Allen Annis, Ph.D.	10-Q	5/8/2023	10.2

10.21	Waiver Under Amended and Restated License Agreement, dated as of February 19, 2010, by and among the Registrant, President and Fellows of Harvard College and Dana-Farber Cancer Institute, Inc.	10-Q	10/13/2023	10.1

10.22#	Stock and Warrant Purchase Agreement, dated as of October 31, 2023, by and among Aileron Therapeutics, Inc. and each purchaser identified on Annex A thereto	8-K	10/31/2023	10.1

10.23	Form of Registration Rights Agreement, by and among Aileron Therapeutics, Inc. and certain purchasers named therein	8-K	10/31/2023	10.2

10.24*	Executive Employment Agreement, dated as of February 1, 2014, by and between Lung Therapeutics, Inc. and Brian Windsor, Ph.D., as amended	8-K	10/31/2023	10.3

10.25*	Letter Agreement, dated as of February 11, 2023, by and between Lung Therapeutics, Inc. and Brian Windsor, Ph.D.	8-K	10/31/2023	10.4

		Incorporation by Reference
Exhibit Number	Description	Form	Date of Filing	Exhibit Number	Filed Herewith

10.26*	Letter Agreement, dated as of October 30, 2023, by and between Lung Therapeutics, Inc. and Brian Windsor, Ph.D.	8-K	10/31/2023	10.5

10.27+#	Exclusive License Agreement, dated as of November 12, 2020, by and between Lung Therapeutics, Inc. and Taiho Pharmaceutical Co. Ltd.	8-K	1/25/2024	10.1

10.28+	Amended and Restated Patent and Technology License Agreement, effective as of December 19, 2013, by and between Lung Therapeutics, Inc. and the Board of Regents of The University of Texas System, on behalf of The University of Texas Health Science Center at Tyler, as amended by First Amendment, effective as of May 4, 2017	8-K	1/25/2024	10.2

10.29+	Patent License Agreement, effective as of May 21, 2015, by and between Lung Therapeutics, Inc. and the University of Texas at Austin, on behalf of The University of Texas System, as amended by Amendment #1, dated as of January 26, 2017, Amendment #2, dated as of November 19, 2018, Amendment #3, effective as of June 20, 2019, and Amendment #4, dated as of April 28, 2023	8-K	1/25/2024	10.3

10.30+	Amended and Restated License Agreement, effective as of September 1, 2018, by and between Lung Therapeutics, Inc. and Medical University of South Carolina Foundation for Research Development	8-K	1/25/2024	10.4

10.31+	License Agreement, effective as of March 8, 2018, by and between Lung Therapeutics, Inc. and Vivarta Therapeutics, L.L.C.	8-K	1/25/2024	10.5

10.32*	Lung Therapeutics, Inc. 2013 Long-Term Incentive Plan, as amended	10-K	4/15/2024	10.42

10.33*+#	Employment Agreement, dated as of December 18, 2023, by and between Lung Therapeutics, Inc. and Charles T. Garner	10-Q	5/15/2024	10.1

10.34*+	Letter Agreement, dated as of October 30, 2023, by and between Lung Therapeutics, Inc. and Charles T. Garner	10-Q	5/15/2024	10.2

10.35*#	Retention Letter Agreement, dated as of March 23, 2024, by and between Aileron Therapeutics, Inc. and Charles T. Garner	10-Q	5/15/2024	10.3

10.36	Pre-Paid Advance Agreement, dated as of July 29, 2025, between the Registrant and YA II PN, Ltd.	8-K	7/30/2025	10.1

10.37	Standby Equity Purchase Agreement, dated as of July 29, 2025, between the Registrant and YA II PN, Ltd.	8-K	7/30/2025	10.2

21.1	Subsidiaries of Rein Therapeutics, Inc.	10-K	4/15/2024	21.1

Incorporation by Reference
Exhibit Number	Description	Form	Date of Filing	Exhibit Number	Filed Herewith

23.1	Consent of Marcum LLP, independent registered public accounting firm				X

23.2	Consent of CBIZ CPAs PC, independent registered public accounting firm				X

23.3	Consent of Greenberg Traurig, LLP (included within the opinion filed as Exhibit 5.1)				X

24.1	Power of Attorney (included on the signature page to this registration statement)				X

107	Filing Fee Table				X

*	Indicates management compensatory plan, contract or arrangement.
+

In accordance with Item 601(b)(10)(iv) of Regulation S-K, certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and private or confidential. A copy of the omitted portion will be furnished to the SEC upon request.

#

Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas on this 28th day of April 2026.

REIN THERAPEUTICS, INC.

By:	/s/ Brian Windsor
Brian Windsor, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Brian Windsor, Ph.D. and Timothy M. Cunningham, and each of them, as such person’s true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Windsor Brian Windsor, Ph.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	April 28, 2026

/s/ Timothy M. Cunningham Timothy M. Cunningham	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2026

/s/ Josef H. Von Rickenbach Josef H. Von Rickenbach	Chairman of the Board of Directors	April 28, 2026

/s/ Reinhard J. Ambros Reinhard J. Ambros, Ph.D.	Director	April 28, 2026

/s/ William C. Fairey William C. Fairey	Director	April 28, 2026

/s/ Alan Musso Alan Musso	Director	April 28, 2026